                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     /X/ Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                              THE OILGEAR COMPANY
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

- - --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

- - --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

- - --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- - --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

- - --------------------------------------------------------------------------------

     (5) Total fee paid:

- - --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

- - --------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- - --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- - --------------------------------------------------------------------------------

     (3) Filing party:

- - --------------------------------------------------------------------------------

     (4) Date filed:

- - --------------------------------------------------------------------------------

                              [OILGEAR LETTERHEAD]

                            NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS
                               ON APRIL 18, 1995

     The Annual Meeting of Shareholders of THE OILGEAR COMPANY will be held at the offices of the Company at 2300 South 51st Street, Milwaukee, Wisconsin 53219, on Tuesday, April 18, 1995, at 2:00 P.M. (Milwaukee Time), for the following purposes:

     (1) To elect four directors, one for the balance of a term expiring in 1997 and three for terms expiring in 1998; and

     (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 6, 1995 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof; only shareholders of record at the close of business on that date will be entitled to vote. The list of shareholders of record entitled to notice of and to vote at the meeting will be available for inspection by any shareholder at Oilgear's principal office at 2300 South 51st Street, Milwaukee, Wisconsin, prior to the meeting and will also be available at the meeting.

     YOU WILL GREATLY ASSIST THE COMPANY IN CONDUCTING ITS ANNUAL MEETING IF YOU WILL INDICATE YOUR VOTING DIRECTIONS, SIGN AND DATE THE ACCOMPANYING PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED POSTPAID ENVELOPE. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE AND WILL NOT BE USED IF YOU ATTEND THE MEETING AND VOTE IN PERSON.

     A copy of the Annual Report to Shareholders for 1994 and a Proxy Statement accompany this Notice.

                                          By Order of the Board of Directors

                                          Thomas J. Price, Corporate Secretary

Milwaukee, Wisconsin
March 20, 1995

                               ------------------

     A COPY (WITHOUT EXHIBITS) OF THE COMPANY'S FORM 10-K ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994 WILL BE PROVIDED WITHOUT CHARGE TO EACH RECORD OR BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK AS OF MARCH 6, 1995 ON THE WRITTEN REQUEST OF SUCH PERSON DIRECTED TO: THOMAS J. PRICE, CORPORATE SECRETARY, THE OILGEAR COMPANY, 2300 SOUTH 51ST STREET, P.O. BOX 343924, MILWAUKEE, WISCONSIN 53234-3924.

                              [OILGEAR LETTERHEAD]

                              THE OILGEAR COMPANY
                             2300 SOUTH 51ST STREET
                           MILWAUKEE, WISCONSIN 53219

                                   * * * * *

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                       ON
                                 APRIL 18, 1995

                                   * * * * *

                            SOLICITATION AND VOTING

     The proxy enclosed with this Proxy Statement is solicited on behalf of the Board of Directors of The Oilgear Company (the "Company" or "Oilgear"). All of the expenses of soliciting proxies will be paid by the Company. Upon request, the Company will reimburse brokers, dealers, voting trustees, banks, associations or other entities that exercise fiduciary powers for reasonable expenses incurred in forwarding copies of the proxy material and Annual Report to the beneficial owners of shares which such persons hold of record. Solicitation of proxies will be principally by mail, but may also be conducted in person, or by telephone, telegraph or facsimile, by officers and regular employees of the Company. This proxy material is being mailed to shareholders commencing on or about March 20, 1995.

     Only the holders of the Common Stock of the Company at the close of business on March 6, 1995, the record date, will be entitled to vote at the meeting. At such date there were outstanding 1,151,767 shares of Common Stock. Each shareholder of record will be entitled to one vote for each share of stock standing in such holder's name on the books of the Company on the record date with regard to the election of directors and any other matter which may be presented at the meeting. There shall be no cumulative voting.

     If a shareholder is a participant in either the Oilgear Stock Retirement Plan or the Oilgear Savings Plus Plan, the proxy card will also serve as a voting instruction with respect to the shares of Company Common Stock allocated to the Plan account of the shareholder-participant. If voting instructions are not received for shares in the Plans five days prior to the meeting, those shares will be voted in the same proportion on a proposal as the proportion of instructed votes for each Plan. If a shareholder participates in both Plans or maintains accounts under different names (e.g., with and without a middle initial), the shareholder may receive more than one set of proxy materials. To insure that all shares are voted, the shareholder must sign and return every proxy card received.

     A majority of the votes entitled to be cast on a matter, represented in person or by proxy, constitutes a quorum for action on that matter. Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by withheld authority, broker non-vote or otherwise) have no effect in the election of directors. Withheld votes and broker non-votes will, however, count toward establishing a quorum. Any votes attempted to be cast "against" a candidate are not given legal effect and are not counted as votes cast in an election of directors. The Inspectors of Election appointed by the Board of Directors shall count the votes and ballots.

     Any shareholder entitled to vote may vote either in person or by duly authorized proxy. A proxy may be revoked by the shareholder at any time prior to the voting thereof, but a revocation will not be effective until oral or written notice thereof has been received by the Secretary of the Company prior to such voting. All shares represented by properly executed proxies received by the Company will be voted at the meeting and all adjournments thereof in accordance with the terms of such proxies, unless revoked. Where a shareholder specifies a choice by means of a ballot provided in the proxy, the shares will be voted in accordance with such specification.

                             ELECTION OF DIRECTORS

     The Articles of Incorporation and Bylaws provide for classification of the Board of Directors into three separate classes, each class having three directors and to be elected for a term expiring at the third annual meeting of shareholders after its election. At each annual meeting of shareholders, the number of directors equal to the number constituting the class whose term expires at such meeting is elected to hold office until the third succeeding annual meeting and until their successors have been elected. In addition, any director elected by the Board of Directors to fill a vacancy occurring between annual meetings is nominated for election at the next annual meeting to hold office for the balance of the term of the class of directors in which the vacancy occurred. Thus, one class of directors (three of the nine directors) is nominated for election at the 1995 annual meeting, along with one director elected by the Board of Directors to fill a vacancy in the class whose term expires in 1997 which resulted from the resignation during 1994 of one of the Company's directors. The balance of the directors were elected by the shareholders at the 1993 and 1994 annual meetings for terms expiring in 1996 and 1997 as shown in the following table.

     The class of directors consisting of Carl L. Gosewehr, Edward Neuwirth and Frank L. Schmit is nominated for election at the 1995 annual meeting to hold office until 1998. Randolph W. Carson is nominated to hold office for the balance of a term expiring in 1997 to fill the vacancy created by the resignation of John Oster, Jr. Mr. Oster retired from the Board of Directors on September 14, 1994, after many years of distinguished service, and his numerous contributions and wise counsel are gratefully acknowledged.

     Proxies received will be voted for the election of the four nominees named for the terms specified. If any of the nominees should decline or be unable to act as a director, which eventuality is not foreseen, proxies may be voted with discretionary authority for such substitute nominee(s) as may be selected by the Board.

               NOMINEES                          DIRECTOR             PRINCIPAL OCCUPATION
       (FOR TERM EXPIRING 1998)           AGE     SINCE              AND BUSINESS EXPERIENCE
- - ---------------------------------------   ----   --------    ---------------------------------------
CARL L. GOSEWEHR (1)...................    68      1972      Chairman of the Board of Oilgear since
                                                             1992; President of Oilgear, 1974-1991;
                                                             also a director of M&I Marshall &
                                                             Ilsley Bank and Redmond Construction
                                                             Co.
EDWARD NEUWIRTH........................    74      1987      Director and Consultant, E.R. Wagner
                                                             Manufacturing Company; Vice Chairman
                                                             and Chief Executive Officer, E.R.
                                                             Wagner Manufacturing Company,
                                                             1987-1989, and President, 1975-1987;
                                                             also a director of Benz Oil Company.
FRANK L. SCHMIT (1)....................    59      1976      Chairman, Chief Executive Officer and
                                                             director, Water Pollution Control Corp.
                                                             (producer of wastewater treatment
                                                             equipment), since 1994; President and
                                                             director, Water Pollution Control
                                                             Corp., 1978-1994; also a director of
                                                             Austgen Biojet Wastewater Systems, Inc.
(FOR TERM EXPIRING 1997)
RANDOLPH W. CARSON.....................    44      1994      Senior Vice President, Automation
                                                             Group, Allen-Bradley Company
                                                             (manufacturer of industrial automation
                                                             control and information systems), since
                                                             1994; previously Vice President of
                                                             Operations, Interface Business,
                                                             Allen-Bradley Company; also a director
                                                             of Dynapro Systems, Inc. and Rockwell
                                                             Software, Inc.
TERM EXPIRES 1996
GERHARD W. BAHNER......................    56      1992      Vice President - Engineering of Oilgear
                                                             since 1991; Director of Engineering of
                                                             Oilgear, 1987-1991; Managing Director
                                                             of Oilgear's subsidiary, Oilgear Towler
                                                             Ltd., 1989-1991.
ROGER G. DeLONG (1)....................    77      1975      Retired Vice Chairman and director
                                                             emeritus of Twin Disc, Incorporated
                                                             (manufacturing).

                                                 DIRECTOR             PRINCIPAL OCCUPATION
     TERM EXPIRES 1996 (CONTINUED)        AGE     SINCE              AND BUSINESS EXPERIENCE
- - ---------------------------------------   ----   --------    ---------------------------------------
ROD LeMENSE............................    58      1991      Retired President, A.O. Smith Water
                                                             Products Company, a division of A.O.
                                                             Smith Corporation; President, A.O.
                                                             Smith Water Products Company,
                                                             1990-1993; Executive Vice President of
                                                             A.O. Smith Corporation (manufacturing),
                                                             1986-1993.
TERM EXPIRES 1997
OTTO F. KLIEVE (1).....................    65      1973      President and Chief Executive Officer
                                                             of Oilgear since 1992; Executive Vice
                                                             President and Chief Operating Officer
                                                             of Oilgear, 1990-1991; Senior Vice
                                                             President - Marketing of Oilgear,
                                                             1979-1989.
DAVID A. ZUEGE.........................    53      1982      Executive Vice President and Chief
                                                             Operating Officer of Oilgear since
                                                             1993; Senior Vice President and
                                                             Secretary of Oilgear during 1993; Vice
                                                             President - Finance and Secretary of
                                                             Oilgear, 1979 to 1993.

- - -------------------------
(1) Member of Executive Committee, which held 3 meetings in 1994.

     The Board of Directors held 5 meetings during 1994. All of the directors attended 100% of the meetings of the Board and committees of which they are members.

     There is no standing nominating committee of the Board. The entire Board of Directors functions as an audit committee and is charged with the responsibilities of: reviewing with the Company's independent public accountants the plan and scope of their audit and the findings and conclusions of their auditing engagement; reviewing the Company's procedures for internal auditing, the adequacy of its system of internal controls and the accounting principles and policies of the Company; reviewing and evaluating the independence of the independent accountants and approving services rendered by such accountants; and considering the engagement, continuation or discharge of the independent public accountants.

     The Compensation Committee of the Board consists of Messrs. DeLong, Gosewehr and Schmit. The Compensation Committee held one meeting in 1994. The Compensation Committee's primary functions are to review and make recommendations to the Board of Directors regarding the compensation and benefit programs of the Company and the corporate policies that pertain to those programs, and to administer the 1992 Stock Option Plan.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth information as of March 6, 1995 with respect to any person known to the Company to be the "beneficial owner" (determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934) of more than 5% of the Company Common Stock:

                                               NUMBER OF SHARES
                                                AND NATURE OF                    PERCENT
               NAME AND ADDRESS              BENEFICIAL OWNERSHIP                OF CLASS
    ---------------------------------------  --------------------                --------
    Oilgear Stock Retirement Plan(1).......         273,095(1)                     23.7%
    Oilgear Savings Plus Plan(1)...........         216,103(1)                     18.8%
    Oilgear Salaried Retirement Plan(1)....          77,078(1)                      6.7%
    Quest Advisory Corp.(2)................          58,000                         5.0%
    1414 Avenue of the Americas
    New York, New York 10019

- - -------------------------

(1) Held of record by the Trustee, M&I Marshall & Ilsley Bank, for the Oilgear Stock Retirement Plan, the Oilgear Savings Plus Plan and the Oilgear Salaried Retirement Plan. The Company and the Trustee disclaim beneficial ownership of shares of Company Common Stock held by the Oilgear Stock Retirement Plan and the Oilgear Savings Plus Plan since the power to direct the voting and disposition of shares allocated to participants' accounts is passed through to the participants and neither the plan administrators nor the Trustee may dispose of the allocated shares in those Plans except to or upon the instructions of participants pursuant to the terms of such Plans. Voting and investment power with respect to shares held by the Oilgear Salaried Retirement Plan is as described in note 2 to the following table. The address of the Plans is the Company's address.

(2) According to its Schedule 13G statement, as amended February 10, 1995, Quest Advisory Corp., acting as a member of a group, is a registered investment adviser which has sole voting power and sole dispositive power over its shares of Company Common Stock. Charles M. Royce may be deemed to be a controlling person of Quest Advisory Corp. and as such may be deemed to beneficially own the shares of Company Common Stock held by Quest Advisory Corp. Mr. Royce disclaims beneficial ownership of such shares.

     In addition to the above holdings, Common Stock of the Company is held in the Oilgear Company Non-Contributory Pension Plan (11,762 shares) and the Oilgear Ferris Foundation, Inc. (21,900 shares). Voting and investment power with respect to these shares is held by the individuals identified in note 2 to the table below.

     The following table sets forth information regarding the beneficial ownership of Common Stock of the Company, as of March 6, 1995, by each director and nominee for director, by each executive officer named below in the Summary Compensation Table and by all directors and executive officers of the Company as a group:

                                            NUMBER OF SHARES
                                             AND NATURE OF                       PERCENT
                  NAME                 BENEFICIAL OWNERSHIP(1)(3)                OF CLASS
    ---------------------------------  --------------------------                --------
    Gerhard W. Bahner................              9,348(2)(4)                      0.8%
    Hubert Bursch....................              4,950(4)                         0.4%
    Randolph W. Carson...............                 10                               *
    Roger G. DeLong..................              1,200                            0.1%
    Carl L. Gosewehr.................             21,534(2)                         1.9%
    Otto F. Klieve...................             26,055(2)(4)                      2.3%
    Rod LeMense......................                200                               *
    Edward Neuwirth..................                800                            0.1%
    Doward L. Runyan.................              8,065(4)                         0.7%
    Frank L. Schmit..................                700                            0.1%
    David A. Zuege...................             20,755(2)(4)                      1.8%
    All directors and executive
      officers as a group (13
      persons).......................            241,278(2)(4)                     20.6%

- - -------------------------

 *  Less than 0.1%

(1) The specified persons have sole voting power and sole investment power as to all of the shares indicated, except for the shares referred to in note 2 and except for 6,840 shares as to which voting power and investment power are shared with other persons, including 4,590 shares as to which Mr. Klieve has shared voting power and investment power.

(2) Messrs. Gosewehr, Klieve and Zuege, and Marq Stankowski, an executive officer of the Company, share voting power and investment power with respect to 21,900 shares of Oilgear Common Stock held by the Oilgear Ferris Foundation, Inc., a private charitable foundation funded by Oilgear. As officers of the Company, Messrs. Klieve, Zuege and Bahner share voting power and investment power with respect to 77,078 shares held in the Oilgear Salaried Retirement Plan and 11,762 shares held in the Oilgear Company Non-Contributory Pension Plan. All of such shares are included in the total for all directors and executive officers as a group but not in the individual beneficial ownership amounts shown in the table. As officers of the Company, Messrs. Klieve and Zuege also share dispositive power, in the event of a tender or exchange offer for the Company's Common Stock, with respect to any shares of Common Stock held in the Oilgear Stock Retirement Plan and the Oilgear Savings Plus Plan which are not allocated to the accounts of participants. There were less than 100 such unallocated shares as of March 6, 1995; such shares are not included in the table.

(3) Includes shares allocated to the accounts of officers under the Oilgear Savings Plus Plan and the Oilgear Stock Retirement Plan, as to which such officers have voting power.

(4) Includes shares underlying currently exercisable options granted to executive officers under the 1992 Stock Option Plan in the following amounts: Mr. Bahner 2,250, Mr. Klieve 3,375, Mr. Runyan 2,250, Mr. Zuege 2,250, Mr. Bursch 2,250, and all executive officers 16,875.

     The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this Proxy Statement. It includes shares as to which beneficial ownership may be disclaimed and is not necessarily to be construed as an admission of beneficial ownership for other purposes.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     The Company is required to identify any director, officer or more than 10% beneficial owner who failed to timely file with the Securities and Exchange Commission a required report relating to ownership and changes in ownership of Oilgear Common Stock during 1994. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during the last fiscal year and Forms 5 and amendments thereto furnished to the Company with respect to the last fiscal year, the Company is not aware of any such failure.

                             EXECUTIVE COMPENSATION

SUMMARY

     The following table sets forth certain information for each of the last three fiscal years concerning all compensation for services in all capacities to the Company and its subsidiaries of (1) the Company's Chief Executive Officer, and (2) the Company's other four most highly compensated executive officers who were serving as such at the end of fiscal 1994.

                           SUMMARY COMPENSATION TABLE

- - -------------------------------------------------------------------------------------------------------------------------
                                                    ANNUAL COMPENSATION              LONG-TERM COMPENSATION
                                         ------------------------------------------------------------------
                                                                                             AWARDS
                                                                                  ---------------------------
                                                                        OTHER              SECURITIES
                                                                       ANNUAL              UNDERLYING            ALL OTHER
     NAME AND PRINCIPAL                     SALARY        BONUS     COMPENSATION          OPTIONS/SARS         COMPENSATION
          POSITION               YEAR         ($)        ($)(1)          ($)                 (#)(2)               ($)(3)
- - -------------------------------------------------------------------------------------------------------------------------
OTTO F. KLIEVE                   1994      $193,000      $58,691         $0                    0                  $2,626
President and Chief              1993       193,000         0             0                    0                   2,651
Executive Officer                1992       193,000      28,980           0                  4,500                 2,555
                                 ----------------------------------------------------------------------------------------
DAVID A. ZUEGE                   1994      $142,000      $43,246         $0                    0                  $8,793
Executive Vice                   1993       124,300         0             0                    0                   9,913
President and Chief              1992       118,600      14,893           0                  3,000                 5,112
Operating Officer
                                 ----------------------------------------------------------------------------------------
HUBERT BURSCH                    1994      $135,960/     $24,712         $0                    0                  $2,862
Vice President --                          DM220,000
European                         1993      $133,430/        0             0                    0                   3,656
Operations(4)                              DM220,000
                                 1992      $141,988/     10,465           0                  3,000                 1,380
                                           DM220,000
                                 ----------------------------------------------------------------------------------------
DOWARD L. RUNYAN                 1994      $ 98,700      $21,623         $0                    0                  $7,220
Vice President --                1993       98,700          0             0                    0                   8,500
Manufacturing                    1992       98,700       11,270           0                  3,000                 4,212
                                 ----------------------------------------------------------------------------------------
GERHARD W. BAHNER                1994      $ 98,000      $20,079         $0                    0                  $8,179
Vice President --                1993       98,000          0             0                    0                   3,663
Engineering                      1992       91,200       10,465           0                  3,000                 4,643
- - -------------------------------------------------------------------------------------------------------------------------

(1) Consists of bonuses pursuant to the Oilgear Profit Sharing Program which were earned and accrued during the years indicated and paid at the beginning of the following calendar years.

(2) Consists entirely of stock options.

(3) Includes employer contributions to the Oilgear Savings Plus Plan allocated to the accounts of the named executive officers for 1994 in the following amounts: Mr. Klieve $2,626, Mr. Zuege $2,486, Mr. Bursch $0, Mr. Runyan $1,728 and Mr. Bahner $1,716. Also includes principal and interest amounts owed to the Company by the named executive officers which were forgiven pursuant to the Oilgear Key Employee Stock Purchase Plan during 1994, along with the value of the below-market portion of such interest for the same period, in the following amounts: Mr. Klieve $0, Mr. Zuege $6,307, Mr. Bursch $2,862, Mr. Runyan $5,492 and Mr. Bahner $6,463.

(4) Mr. Bursch's salary is established in Deutsche Marks. The dollar amount variations between his 1994, 1993 and 1992 base salaries, which remained constant at DM220,000, are attributable to a fluctuating exchange rate.

STOCK OPTIONS

     The following table sets forth certain information with respect to the executive officers named in the Summary Compensation Table concerning the number and value of options outstanding at the end of 1994. None of the executive officers named in the Summary Compensation Table received or exercised options or SARs during the last fiscal year.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                     FISCAL YEAR-END OPTION/SAR VALUES (1)

- - -----------------------------------------------------------------------------------------------------------------------
                                                NUMBER OF SECURITIES UNDERLYING      VALUE OF UNEXERCISED IN-THE-MONEY
                                               UNEXERCISED OPTIONS/SARS AT FISCAL
                                                          YEAR-END (#)             OPTIONS/SARS AT FISCAL YEAR-END ($)(2)
                                               ------------------------------------------------------------------------
                    NAME                         EXERCISABLE       UNEXERCISABLE       EXERCISABLE       UNEXERCISABLE
- - -----------------------------------------------------------------------------------------------------------------------
OTTO F. KLIEVE                                      3,375              1,125             $9,281             $3,094
                                               ------------------------------------------------------------------------
DAVID A. ZUEGE                                      2,250               750              $6,188             $2,063
                                               ------------------------------------------------------------------------
HUBERT BURSCH                                       2,250               750              $6,188             $2,063
                                               ------------------------------------------------------------------------
DOWARD L. RUNYAN                                    2,250               750              $6,188             $2,063
                                               ------------------------------------------------------------------------
GERHARD W. BAHNER                                   2,250               750              $6,188             $2,063
- - -----------------------------------------------------------------------------------------------------------------------

(1) Consists entirely of stock options.

(2) Based upon a price of $13.75, which was the average of the bid and asked prices of Oilgear Common Stock on the National Association of Securities Dealers Automated Quotations/National Market System on December 30, 1994.

RETIREMENT PLANS

     The table below sets forth the estimated annual benefits payable for a participant's lifetime (with 10 years certain) upon retirement at age 65 during 1995 for specified compensation and years of service classifications.

                               PENSION PLAN TABLE

           ---------------------------------------------------------------------------------
                                                    YEARS OF SERVICE(1)
           ---------------------------------------------------------------------------------
            REMUNERATION(2)      15           20           25           30            35
           ---------------------------------------------------------------------------------
               $100,000        $20,216     $ 26,954     $ 33,693     $ 40,432      $  47,170
           ---------------------------------------------------------------------------------
                150,000         31,466       41,954       52,443       62,932         73,420
           ---------------------------------------------------------------------------------
                200,000         42,716       56,954       71,193       85,432         99,670
           ---------------------------------------------------------------------------------
                250,000         53,966       71,954       89,943      107,932        125,920
           ---------------------------------------------------------------------------------
                300,000         65,216       86,954      108,693      130,432        152,170
           ---------------------------------------------------------------------------------
                350,000         76,466      101,954      127,443      152,932        178,420
           ---------------------------------------------------------------------------------

- - -------------------------
(1) The benefit shown for the respective years of service is based on the formula described below as amended to comply with provisions of the Tax Reform Act of 1986. However, the amount shown does not consider the impact of the Oilgear Stock Retirement Plan offset nor does it consider the current maximum benefit limitation of $120,000 on a single life annuity basis or the grandfathered benefit determination on prior plan provisions. The benefit shown assumes retirement in 1995 at age 65 with Covered Compensation (as defined below) of $24,312.

(2) Represents final average annual compensation, which is 12 times the average of the highest consecutive 60 months compensation within the last 120 months of employment where compensation includes the total wages paid less expense allowances, cash or noncash fringe benefits, moving expenses, deferred compensation and welfare benefits, plus any salary reduction amounts withheld for IRC Section 125 or 401(k) plans. Such compensation shall be limited to $150,000 for 1995. The final average annual compensation on which the Oilgear Salaried Retirement Plan bases benefits may be substantially less than the current annual compensation reflected in the Summary Compensation Table. The final average annual compensation for Mr. Klieve is currently approximately $202,000; for Mr. Zuege, it is $145,000; for Mr. Runyan, it is $115,000; and for Mr. Bahner, it is $100,000.

     The Oilgear Salaried Retirement Plan (the "Salaried Plan") provides a monthly benefit upon retirement at the later of age 65 or the fifth anniversary of participation equal to the greater of (i) $6.00 times years of benefit service or (ii) the sum of .009125 times final average monthly compensation times years of benefit service (not to exceed 35), plus .005875 times the excess of final average monthly compensation over "Covered Compensation" (the applicable average monthly Social Security wage base), times years of benefit service (not to exceed 35). Final average compensation for this purpose is the average of the highest monthly earnings of an employee during any 60 consecutive months within the last 120 months of service. The applicable average monthly Social Security wage base is determined over a 35-year period ending with the employee's Social Security retirement age (ages 65 through 67, depending upon date of birth). Benefits under the Salaried Plan are also subject to reduction for certain benefits under the Oilgear Stock Retirement Plan, as noted below. Mr. Klieve has accrued more than 35 years of benefit service; Mr. Zuege, 27 years; Mr. Runyan, 9 years; and Mr. Bahner, 31 years.

     Participants with at least 10 years of vesting service may elect early retirement at any time after age 55, in which event the normal retirement benefits shown in the table would be reduced by a percentage based on the number of months by which the early retirement date precedes the normal retirement date (at age 65). Optional forms of benefit payments and a death benefit for death prior to termination of employment are provided for.

     The Company maintains a Retirement Benefits Equalization Plan (the "Equalization Plan") for highly compensated or management employees who are designated as eligible by the Compensation Committee, to restore to such individuals and their beneficiaries retirement income which would otherwise be lost because of certain tax law limitations on a tax-qualified defined benefit retirement plan. The Equalization Plan provides a monthly benefit equal to the difference between the amount which is received pursuant to the Salaried Plan and the amount which would be received if the Internal Revenue Code limitation provisions described in notes 1 and 2 above were not applied. Payment of Equalization Plan benefits commences upon initial receipt of Salaried Plan benefits and continues until Salaried Plan benefits cease. Equalization Plan benefits are paid out of Company general funds; the status of eligible employees with respect to those funds is that of general unsecured creditors.

     The trusteed defined contribution Oilgear Stock Retirement Plan (the "Stock Plan") covers substantially all salaried employees. The Stock Plan provides for Company contributions based on a percentage of defined earnings of eligible employees, subject to maximum limitations, which may be made in the form of Company Common Stock. The Stock Plan will provide a portion of the pension benefits for salaried employees measured by the appreciation in value of the Company Common Stock in the employees' accounts. Benefits payable under the Salaried Plan may be reduced by benefits under the Stock Plan.

     Mr. Bursch does not participate in the retirement plans described above. Rather, Mr. Bursch participates in a broad-based retirement program applicable to the Company's German employees. That program is funded by a life insurance policy owned by the Company and provides a retirement annuity, assuming retirement at age 65, which for Mr. Bursch was most recently calculated to be DM39,000 per year.

DIRECTORS' COMPENSATION

     Non-employee directors receive a retainer of $550 per month, a fee of $850 for each Board meeting and a fee of $500 for each committee meeting attended, unless the committee meeting takes place on the same day as a Board meeting, in which case no committee meeting fee is paid. Inside directors do not receive separate compensation for service on the Board or Board committees.

     Under the Oilgear Company Deferred Directors' Fee Plan (the "Fee Plan") any inside director may elect to defer an amount of compensation approximately equal to the retainer paid to outside directors. The Fee Plan provides that the Company shall maintain a separate account for the compensation deferred by each inside director, which account shall be an unsecured liability of the Company. A director who chooses to defer payment of his compensation may elect to: (1) have the amount of such compensation credited with interest at a rate based upon the prevailing Treasury Bill rate, or (2) have the Company place the deferred compensation in an investment account in the name of the Company, with the director having investment authority, or (3) enter into an agreement with the Company whereby the Company agrees to pay a sum certain for a future period not to exceed 15 years and fund the obligation by an insurance policy purchased (and owned) by the Company, at a cost not to exceed the amount of the deferred compensation plus interest thereon. In the event of a director's death or termination as a director, the balance in his account shall be payable in a lump sum or in level payments over a period not to exceed 15 years, as determined by the Board of Directors after consultation with the director or his beneficiaries. No inside directors made deferrals pursuant to the Fee Plan during 1994.

     To promote director ownership of Company Common Stock, the Company maintains The Oilgear Company Amended and Restated Directors' Stock Plan (the "Directors' Plan"). Each director who is otherwise eligible to receive directors' fees is eligible to participate in the Directors' Plan. Pursuant to the Directors' Plan, any increase in directors' fees after January 1, 1993 shall be paid in Company Common Stock and up to 30% of the remaining fees payable to each eligible director during any fiscal year may be paid in stock, as determined by the director. Stock issued in lieu of fees pursuant to the Directors' Plan is issued at the market price of such stock on the date of purchase. A total of 10,000 shares of Company Common Stock were authorized for issuance under the Directors' Plan. The provisions of the Directors' Plan prohibit a director who has received a grant thereunder from selling, assigning, transferring, pledging or otherwise encumbering the shares received until six months after termination of service as a director. Unless the Directors' Plan is terminated earlier, it shall expire at such time as all available shares under the Directors' Plan have been issued.

     Effective January 1, 1992, the Company entered into a five-year consulting agreement with Carl L. Gosewehr who retired as President at the end of 1991 but remains as a director of the Company. The consulting fee for the first year was $85,000 and the compensation rate for each successive year is to be negotiated, with a minimum of $25,000 per year. For 1994, Mr. Gosewehr received $65,000. For so long as Mr. Gosewehr is receiving a consulting fee pursuant to his consulting agreement, he is not entitled to any directors' fees for his service on the Board of Directors.

                          FINANCIAL PERFORMANCE GRAPH

     The following graph shows the cumulative total shareholder return on Oilgear Common Stock over the last five fiscal years as compared to the returns of the NASDAQ Stock Market Index (as presented by Media General Financial Services) and the "Machinery-Heavy" industry index published by Media General Financial Services, assuming that $100 was invested in each at the close of business on December 31, 1989 and assuming reinvestment of dividends in each case.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

      MEASUREMENT PERIOD                           INDUSTRY
    (FISCAL YEAR COVERED)         OILGEAR CO.       INDEX        BROAD MARKET
1989                                    100.00          100.00          100.00
1990                                    106.82           75.64           81.12
1991                                     64.92           88.11          104.14
1992                                     56.22           90.47          105.16
1993                                     58.58          123.85          126.14
1994                                     76.55          128.41          132.44

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION PRINCIPLES

     The Company's executive compensation program, consisting of base salary, short-term incentives and long-term incentives, is designed to tie executive compensation to management's execution of the Company's business strategies and initiatives, with particular emphasis on the creation of shareholder equity. The Compensation Committee is comprised of three independent directors, each of whom also serves on the Company's Executive Committee and is therefore in the best possible position to monitor management performance.

     The principles which guide the decisions of the Compensation Committee include the following:

     - The various elements of the compensation program should be integrated into a package that will attract and retain competent managers who are critical to the long-term success of the Company.

     - Short-term incentives should be closely tied to the Company's operating performance.

     - Shareholder interests should be linked with executive compensation through long-term stock-based incentive programs that will reward executives for the enhancement of shareholder value.

BASE SALARY

     Base salaries for the Company's executive officers are reviewed on an annual basis by the Compensation Committee, taking into account survey data relating to manufacturing firms of comparable size by sales, and such salaries are adjusted as warranted in light of individual and Company performance measured by earnings and other financial performance criteria. Executive officer salaries are set at a level so that the competitiveness of an individual's overall compensation package depends significantly upon the compensation earned through the Company's short- and long-term incentive plans. In light of the Company's economic performance in fiscal 1993, none of the Company's executive officers, including the CEO and the other executive officers named in the Summary Compensation Table, received a salary increase for 1994 except in the case of promotion. Rather, the Compensation Committee chose to emphasize the performance-based component of its executive compensation program, as described under "Short-Term Incentives" below.

SHORT-TERM INCENTIVES

     During 1994, executive officers, including the CEO, were eligible for annual profit sharing bonuses under the Oilgear Profit Sharing Program (the "Bonus Program"). As amended for 1994, Bonus Program participants were entitled to receive cash incentive payments which, in total, could not exceed 40% of total participant compensation, provided that no incentive payments would have been made if the Company's net income did not exceed 4% of shareholders' equity at the beginning of the year. The number of bonus units assigned to each eligible executive officer, including the CEO, was established by the Compensation Committee at the beginning of the year, based upon an evaluation of various factors including each individual's responsibility, ability, experience and past performance. Each bonus unit was equal to a percentage of corporate net income, as follows: .15% if the return on beginning shareholders' equity was 4-8%, .175% if the return on beginning shareholders' equity was 8-16%, and .2% if such return was more than 16%. Fiscal 1994 return on equity equalled 10.2%, resulting in a bonus point percentage of .175% and payment of the bonuses indicated in the Bonus column of the Summary Compensation Table for each executive officer named therein, including the CEO.

     Beginning with fiscal 1995, Company executive officers, including the CEO, will be able to earn annual profit sharing bonuses under a modified plan adopted by the Compensation Committee, the Oilgear Variable Compensation Program (the "Variable Program"). The Variable Program is substantially the same as the Bonus Program except that it provides performance-based incentives to a broader group of employees. In lieu of salary increases for 1995, the Compensation Committee increased the number of bonus units awarded to the Variable Program participants, including the CEO and other executive officers. At the discretion of Company management, the Company may make quarterly payments of up to 75% of the bonus accrued during the year of accrual based on the Company's performance as reflected in its unaudited financial statements. Final payment of the full bonus amounts must be made within 75 days after the end of the Company's fiscal year, or as soon thereafter as the Company's audit is complete.

LONG-TERM INCENTIVES

     The Company strives to align employee and shareholder interests through the maintenance of four stock-based compensation plans: the Key Employee Stock Purchase Plan, the Savings Plus Plan, the Stock Retirement Plan and the 1992 Stock Option Plan. All executive officers, including the CEO, are eligible to participate in these plans.

     The Company's Key Employee Stock Purchase Plan provides an opportunity for selected officers and other key employees to purchase shares of Company Common Stock at the market bid price and to pay for such shares by delivering two promissory notes to the Company bearing annual interest at a rate of 5%. One note for one-half of the aggregate purchase price is payable in three equal annual installments due on the 2nd, 3rd and 4th February 28th after the date of purchase. The other note for the remaining one-half of the purchase price is payable in three equal annual installments which will be forgiven if none of the purchased stock has been resold and the purchaser is still in the employ of the Company on the due dates, which are the 4th, 5th and 6th February 28th after the date of purchase. Two executive officers of the Company acquired additional shares pursuant to the program during fiscal 1994. The CEO did not.

     The Savings Plus Plan is a pre-tax 401(k) savings plan. It provides eligible Company employees, including executive officers, the ability to contribute a portion of their earnings and to invest those earnings, along with Company matching contributions, in various investment funds, including a Company Common Stock fund. All of the Company's executive officers, including the CEO, participate in the Savings Plus Plan.

     Under the Stock Retirement Plan, all salaried employees, including the CEO and the other executive officers, receive a defined contribution in Company Common Stock which is integrated with the Company's defined benefit retirement plan and may provide an increased retirement benefit based upon the stock's performance.

     The Company's 1992 Stock Option Plan is designed to reward key employees for outstanding performance by providing an opportunity, and as a result an incentive, for such employees to benefit from a future increase in the value of the Company's Common Stock. Stock options granted pursuant to the plan must have an exercise price at least equal to the market value of the Company's stock on the date of grant, resulting in a direct link between the amount potentially realizable by the employee and the amount realized by all shareholders alike. No stock option grants were made during fiscal 1994.

COMPLIANCE WITH NEW TAX REGULATIONS REGARDING EXECUTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Code, added by the Omnibus Budget Reconciliation Act of 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the executive officers named in the Summary Compensation Table in the corporation's proxy statement. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee does not believe that Oilgear's executive compensation program, as presently constructed, will generate non-deductible compensation in excess of the limit. However, the Compensation Committee will continue to review these evolving tax regulations as they apply to the Company's executive compensation program, with the intent of preserving the deductibility of executive compensation to the extent reasonably practicable consistent with its other compensation objectives.

                                Roger G. DeLong
                                Carl L. Gosewehr
                                Frank L. Schmit

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As indicated above, Oilgear's Compensation Committee consists of Messrs. DeLong, Gosewehr and Schmit. Mr. Gosewehr was President of Oilgear from 1974 to 1991.

                                    AUDITORS

     Representatives of KPMG Peat Marwick LLP, the Company's independent public accountants for 1994 and 1995, are expected to be present at the annual meeting to respond to appropriate questions and make a statement if they desire to do so.

                                 OTHER MATTERS

     The Board of Directors has not been informed and is not aware that any other matters will be brought before the meeting. However, proxies may be voted with discretionary authority with respect to any other matters that may properly be presented at the meeting.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals must be received by the Company no later than November 21, 1995 in order to be considered for inclusion in next year's annual meeting proxy material.

                                          THE OILGEAR COMPANY

                                          By
                                           Thomas J. Price, Corporate Secretary

Milwaukee, Wisconsin
March 20, 1995

- - --------------------------------------------------------------------------------

           1995 ANNUAL MEETING OF SHAREHOLDERS OF THE OILGEAR COMPANY PROXY/VOTING INSTRUCTIONS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Carl L. Gosewehr, Otto F. Klieve and David A. Zuege, and each of them, proxies, each with full power of substitution, to represent and to vote all shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of The Oilgear Company to be held at the offices of the Company at 2300 South 51st Street, Milwaukee, Wisconsin 53219, on Tuesday, April 18, 1995, at 2:00 P.M. (Milwaukee Time), and at any adjournment thereof, hereby revoking any and all proxies heretofore given:

          (1)  Election of Directors:

     Carl L. Gosewehr, Edward Neuwirth, Frank L. Schmit, Randolph W. Carson

         FOR all nominees                                     WITHHOLD authority to vote for all nominees
         (except as marked to the contrary below) / /         (except as marked to the contrary below) / /

    (INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name on the line provided below:)

- - --------------------------------------------------------------------------------

          (2)  In their discretion on such other matters as may properly come before the meeting or any adjournment thereof; all as set out in the Notice and Proxy Statement relating to the meeting, receipt of which are hereby acknowledged.
                 (Continued and to be signed on reverse side.)
- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------

     This proxy also provides voting instructions for shares held in the various employee savings/retirement plans of the Company as described in the Proxy Statement. IF REGISTRATIONS ARE NOT IDENTICAL, YOU MAY RECEIVE MORE THAN ONE SET OF PROXY MATERIALS. PLEASE SIGN AND RETURN ALL CARDS YOU RECEIVE.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH NOMINEE LISTED IN ITEM 1.


     Dated:            , 1995
           ------------

     ------------------------------------
     Signature of shareholder

     ------------------------------------
     Signature of shareholder

     (Please sign exactly as name appears above. If stock is owned by more than one person, all owners should sign. Persons signing as executors, administrators, trustees or in similar capacities should so indicate.
     If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)
- - --------------------------------------------------------------------------------